UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2009

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois 60602

(Address of principal executive offices)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on July 6, 2009.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the current global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: June 2009

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through June 2, 2009. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington
Chicago, IL 60602

Business and Revenue Growth Trends

1.             Will MORN need to see a rebound in subscriber growth in retail and/or institutional before revenue growth returns (most importantly for Morningstar.com)? If so, how many quarters will net subscriber growth need to return before you see a return to revenue growth? Please comment about both institutional workstations [Morningstar Direct and Morningstar Advisor Workstation] and Morningstar.com.

Revenue growth and subscriber growth generally follow similar patterns, but don’t always move in lockstep. With Morningstar.com, for example, revenue continued to increase in the first quarter of 2009 despite lower Premium Membership levels because of the price increases we implemented in January. Morningstar Direct and Morningstar Advisor Workstation both had continued growth in licenses and revenue in the first quarter, though at lower levels than in the past.

It’s also worth noting that foreign currency movements had a significant impact on our results in the first quarter of 2009, reducing revenue growth by about 5 percentage points.

2.             Can you please comment whether business got any better in any of your businesses in April and/or March vs. Jan/Feb.? Has business in April and early May been showing any better trends vs. Q1?

Regarding business trends in March, we saw the rate of revenue decline level off to some extent within the first quarter and more stabilization in some products, but other areas varied during the quarter.

Regarding April and May, it’s our policy not to comment on intra-quarter business trends. We’ll be discussing our second-quarter results when we issue our next earnings release, which is scheduled for July 30, 2009.

10-K Wizard and XBRL

3.             What are your thoughts regarding the XBRL language that is being readied?  What impact will this launch have on the business of 10-K Wizard?

Beginning with filings made in mid-June, the largest U.S. public companies will be required to provide eXtensible Business Reporting Language (XBRL) versions of their SEC filings and financial statements, with other companies phased in over the next two years. We believe that while XBRL may make it easier for investors to extract and analyze information from company filings, there will still be a market need for outside sources that collect, analyze, and compile data.

Morningstar has many years of experience with electronic data collection, and we’re already using XBRL to collect data from companies that have been filing in XBRL in the voluntary pilot program. We’re excited about the advent of XBRL because it will enable us to collect more data with the resources we have.

XBRL only covers limited portions of the data for companies (financial statements) and funds (the risk and returns section of a prospectus). We look forward to XBRL’s expansion to more of the data we collect. Because XBRL only covers certain portions of the filings and 10-K Wizard covers the complete filing, we don’t expect this to have an adverse impact on 10-K Wizard’s business. In addition, 10-K Wizard collects other filings that have not been mandated to be filed in XBRL.

10-K Wizard has been working on developing technology to transform the XBRL code into readable, usable, and exportable financial information for several years. 10-K Wizard’s research clients can receive the benefits of real-time conversion of “coded financials” into HTML, Excel, or data feeds for their applications. In addition, 10-K Wizard’s Investor Relations solution uses this technology to provide an XBRL viewer that can be used by visitors to corporate client Web sites.

Retention Rate Calculation

4.             I’m a shareholder of Morningstar and I was looking at your annual report recently, trying to dig into the details. I noticed the following section in your last 10-K:

We use two different methods for calculating retention. For subscription-based products (including our print newsletters, Morningstar.com Premium Membership service, and Principia software), we track the number of subscriptions retained during the year. For products sold through contracts and licenses, we use the contract value method, which is based on tracking the dollar value of renewals compared with the total dollar value of contracts up for renewal during the period.

I was wondering specifically how you calculate out your retention rates for your subscription products. I think we’d all agree that these figures are tremendously important, so I’d like to know specifically how you go about calculating this metric. You’ve already given the specific numbers, as shown here:

In 2008, we estimate that our retention rate for subscription-based products, such as Principia, Morningstar.com Premium Membership service, and print and online newsletters, averaged between 60% and 65%, down from 65% to 70% in 2007.

I’d just like to know how you got there.

For subscription-based products (including print publications, Morningstar.com Premium Membership service, and products such as Principia) we derive the retention rate by starting with a churn rate. To determine churn, we total the number of cancellations and nonrenewals during the period and divide this amount by the average circulation during the previous 12-month period. We define the retention rate as 100% minus the churn rate, so a product with a 20% churn rate would have an 80% retention rate.

Investment Consulting

5.             During the Annual Meeting in May, I believe [you mentioned] the two Investment Consulting (“IC”) clients that have been lost were both variable annuity customers. Can you indicate how many other variable annuity customers you have that are using your IC services?  If not, can you give some broad direction as to what areas your IC customers generally fall?

Insurance companies (including variable annuity providers) make up a large portion of our client base in Investment Consulting. We estimate that roughly one-half of our Investment Consulting revenue was from variable annuity customers in 2008. We also provide consulting services to other investment management companies, mutual fund companies, and broker-dealers, as well as retirement plan sponsors and providers.

6.             Has the client loss situation in the consulting business stabilized?

We always have client wins and losses in the normal course of business, but we haven’t lost any major Investment Consulting contracts after the two client nonrenewals we previously disclosed.

Morningstar Equity Research

7.             Can you please review the annual dollar amount from the analyst settlement and the operating profitability of that business?

In 2008, revenue related to the Global Analyst Research Settlement totaled about $22 million, or approximately 4% of our consolidated revenue.

We don’t report operating income at the product level, so we’re not going to comment about the operating profitability of this business.

8.             Is it safe to assume that operating profit in the investment information will drop nearly inline, more or less than the drop from the settlement revenue loss?

The operating profit in our Investment Information segment depends on many different factors, including revenue for other key products and our cost structure in the segment. As we’ve said in the past, though, the operating leverage of our business can reduce profitability when revenue decreases. In general, our businesses have high fixed costs, meaning that changes in revenue tend to flow through to operating income.

9.             When you say you expect to lose “most” of the analyst settlement revenues, can I interpret that as 75%+?  80%+?  90%+?  Nearly all?

The Global Analyst Research Settlement period expires in July 2009, so all of the revenue directly related to the settlement will cease at that point. We hope some of the companies involved in the settlement will enter into new agreements with us to provide independent research to their financial advisors and clients, but we don’t know exactly how much business we’ll retain from these clients.

10.      Will the analysts you hired for the research produced for the analyst settlement be retained in light of the revenue loss? Are there other costs that can or will be cut as you lose this revenue?

Our cost structure for Morningstar Equity Research largely consists of compensation costs for our staff of more than 100 analysts. We plan to maintain broad equity coverage following the end of the settlement period, although we may need to adjust coverage and staffing levels based on client demand.

Aside from compensation expense, other costs for Equity Research include travel, sales, and marketing. We have made some reductions in these areas as part of the broader cost-savings initiative we implemented across the company earlier this year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: June 5, 2009	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer